Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

Kevin C. O’Connor – EVP Chief Banking Officer

413-564-2641

koconnor@westfieldbank.com

WESTFIELD BANK ANNOUNCES PLANS TO EXPAND ITS CONNECTICUT FOOTPRINT

Two New Banking Offices to Open in the Greater Hartford Area in 2019 and 2020

Westfield, Massachusetts, April 22, 2019: Westfield Bank (the “Bank”), a wholly-owned subsidiary of Western New England Bancorp, Inc. (NasdaqGS:WNEB), is pleased to announce that the Bank will open two new offices in the greater Hartford area in late 2019 and early 2020.

In late 2019, the Bank will open a Financial Services Center in West Hartford Center. The new Financial Services Center will include a suite of offices for Residential Lending, Commercial Lending, and Business & Government Deposit Services; a full-service branch office featuring lobby and safe deposit services; and an image technology ATM. In addition to the new Financial Services Center, the Bank will open a full-service branch office in a yet-to-be-finalized location in the greater Hartford area in early 2020. The two new offices will represent the Bank’s twenty-third and twenty-fourth branches and are an integral component of the organization’s strategic expansion into Connecticut, which began with the opening of the Granby and Enfield branch offices in 2013 and 2014, respectively.

“We are very pleased to expand our Connecticut footprint into the greater Hartford community and to introduce the Westfield Bank brand to its residents, businesses, and community organizations,” said Mr. Hagan. “Our initial expansion into Connecticut with our Granby and Enfield branches has exceeded our expectations, with both locations growing rapidly. This success and the warm welcome we have received helped solidify our decision to expand further into the Constitution State.”

The Bank plans to begin construction at the West Hartford Center location in late summer. Prior to construction, the Bank will occupy temporary space at 977 Farmington Avenue. Several bank employees will move immediately to the temporary location including Todd Navin, Senior Vice President and Commercial Lender; Cathy Turowsky, Vice President and Business & Government Deposit Services Sales Officer; and Daniel Danillowicz, Assistant Vice President and Mortgage Loan Officer. Plans are subject to regulatory approval.

“Our new West Hartford Financial Center will host banking specialists from many areas of the bank,” said Mr. Hagan. “Both of our new locations will offer the deposit, lending, and technology solutions our customers need—from individuals, to small businesses and large corporations, to municipalities. We’re confident that our community bank values, customer-first approach, and convenience-based products and services will be a great fit for the greater Hartford community and we are very excited to meet our future customers.”

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 22 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

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About Westfield Bank

Westfield Bank, headquartered in Westfield, Massachusetts, is a federally chartered thrift organized in 1853 and is the largest publicly traded bank headquartered in western Massachusetts. The bank is a full-service community-oriented financial institution offering a complete range of commercial and retail products and services. Currently the Bank has twenty-two branch offices, twenty-four freestanding ATMs, and an additional twenty-four seasonal ATMs and serves Hampden and Hampshire counties in western Massachusetts and Hartford and Tolland counties in northern Connecticut. The bank’s middle market and commercial real estate lending team is based in Springfield, Massachusetts, and has a general regulatory limit on loans to one borrower of $35.3 million. As of December 31, 2018, the bank employed 320 full and part-time employees, had $2.1 billion in total assets, $1.7 billion in its loan portfolio, and $1.6 billion in total deposits. The Bank is regulated by the Office of the Comptroller of the Currency. As a member of the Federal Deposit Insurance Corporation (FDIC), the bank’s deposits are insured up to the maximum FDIC insurance coverage limits.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in Western New England Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018. Western New England Bancorp and Westfield Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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